Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

March 22, 2018

CatchMark Timber Trust, Inc.

5 Concourse Parkway, Suite 2325

Atlanta, GA 30328

Re:	Sale of Shares of Class A Common Stock

Ladies and Gentlemen:

We are acting as tax counsel to CatchMark Timber Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company on the date hereof of 750,000 shares of its Class A Common Stock, $0.01 par value per share (the “Shares”), pursuant to the underwriting agreement, dated as of March 14, 2018 (the “Underwriting Agreement”), by and among the Company, CatchMark Timber Operating Partnership, L.P. and Raymond James & Associates, Inc., Citigroup Global Markets Inc., Stifel, Nicolaus & Company, Incorporated and RBC Capital Markets, LLC as the several Underwriters named in Schedule I thereto (the “Underwriters”). The Shares are being issued and sold pursuant to the exercise by the Underwriters of the over-allotment option granted to them in Section 2 of the Underwriting Agreement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Certain United States Federal Income Tax Considerations” in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2018 (the “March Current Report”), which supersedes and replaces the discussion under the heading “Certain United States Federal Income Tax Considerations” in the Prospectus..

In preparing this opinion letter, we have reviewed the forms of the Company’s Sixth Articles of Amendment and Restatement (as amended), the Company’s Amended and Restated Bylaws, the Registration Statement, which includes the Prospectus, the March Current Report, schedules prepared by the Company regarding compliance with various REIT qualification requirements and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters, including ownership of the Company’s capital stock, the sources of the Company’s gross income, and the nature of the Company’s assets, made by the Company through a certificate of an officer of the Company dated as of the date hereof (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents.

CatchMark Timber Trust, Inc.

March 22, 2018

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its subsidiaries and their activities in the Registration Statement, which includes the Prospectus, and the March Current Report are true, accurate and complete as of the date hereof, (ii) the Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement, which includes the Prospectus, and the March Current Report true going forward, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year and (iv) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based.

For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, which includes the Prospectus, the March Current Report, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, which includes the Prospectus, the March Current Report and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that:

(i) Commencing with the year ending December 31, 2009, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current organization and present and proposed method of operation will enable it to continue to satisfy the requirements for such qualification.

CatchMark Timber Trust, Inc.

March 22, 2018

(ii) The statements set forth in Exhibit 99.1 to the March Current Report under the caption “Certain United States Federal Income Tax Considerations”, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects, subject to the limitation and qualifications stated in such discussion.

The Company’s status as a REIT at any time during such year and subsequent years is dependent upon, among other things, the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT in any particular taxable years. In addition, our opinions do not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion.

No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities and Exchange Commission as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission in connection with the closing of the issuance and sale of the Shares. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to such report and to the reference to this firm under the caption “Legal Matters” in the Company’s prospectus supplement dated March 14, 2018 with respect thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP